EXHIBIT 99

                                  PRESS RELEASE
FOR IMMEDIATE RELEASE                              CONTACT:  BRIAN L. BEADLE
JULY 26, 1999                                                PRESIDENT/CEO
                                                             PHONE: 715 268-7105

     BREMER FINANCIAL CORPORATION AND NORTHWEST EQUITY CORP AMEND AGREEMENT

                  Amery, WI (July 26, 1999) Northwest Equity Corp. (NASDAQ:nweq) ("Northwest")and Bremer Financial Corporation ("Bremer") announced today that due to delays in the regulatory application and approval process, the parties have amended their definitive agreement and plan of merger dated February 16, 1999, pursuant to which Bremer would acquire Northwest. The amendment provides for Bremer to file regulatory applications as soon as practicable, but in no event later than December 31, 1999. If the Merger is not consummated by March 31, 2000, because the requisite regulatory approval has not been obtained, either party may extend the Agreement to April 30, 2000. Pursuant to the Amendment, Northwest may continue to declare quarterly dividends on October 29, 1999 and January 28, 2000, if such dates occur before the closing date. In consideration of the extension, Northwest shareholders' rights to receive cash in the amount of $24.00 per share shall be increased or decreased by the an amount equal to the sum of the earnings of Northwest from September 1, 1999 through the date of the Determination Date Financial Statements, less the amount of any dividends declared by Northwest after August 31, 1999 and prior to the Closing, divided by the sum of the outstanding shares plus the number of shares issuable upon exercise of stock options. Under the amended Agreement, the Determination Date Financial Statements shall be prepared as of the last day of the calendar month prior to the Closing Date, unless the Closing Date occurs on or before the 12th day of any month, in which case the Determination Date will be the last day of the calendar month prior to the most recent month end prior to the Closing Date. Northwest is required to hold a meeting of shareholders to vote on the proposal within 45 days after required regulatory approvals have been obtained.
         Bremer Financial Corporation is a privately held regional financial services company with $3.8 billion in assets that operates from over 100 locations in Minnesota, North Dakota and Wisconsin. Bremer is owned by the Otto Bremer Foundation and Bremer's more than 1700 employees. Bremer is headquartered in Saint Paul, Minnesota. Northwest Equity Corporation with $93.6 million in assets is the holding company for Northwest Savings Bank, which has offices in Amery, New Richmond, and Siren, Wisconsin.